SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

United Financial Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 19, 2007

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of United Financial Bancorp, Inc. (the “Company”). The Annual Meeting will be held at the Springfield Marriott, 2 Boland Way, Springfield, Massachusetts at 10:00 a.m. (local time) on April 19, 2007.

The enclosed Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted. During the Annual Meeting we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of our independent registered public accounting firm, will be present to respond to any questions that stockholders may have. Also enclosed for your review is our Annual Report to Stockholders, which contains detailed information concerning the activities and operating performance of the Company.

The business to be conducted at the Annual Meeting consists of the election of three directors to the Board of Directors of the Company and the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2007. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” the election of directors and “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important, regardless of the number of shares that you own.

Sincerely,

Richard B. Collins
President and Chief Executive Officer

United Financial Bancorp, Inc.
95 Elm Street
West Springfield, Massachusetts 01089
(413) 787-1700

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 19, 2007

Notice is hereby given that the Annual Meeting of United Financial Bancorp, Inc. (the “Company”) will be held at the Springfield Marriott, 2 Boland Way, Springfield, Massachusetts at 10:00 a.m. (local time) on April 19, 2007.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon:

1.	the election of three directors to the Board of Directors;

2.	the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2007; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned. Stockholders of record at the close of business on March 5, 2007 are the stockholders entitled to vote at the Annual Meeting and any adjournments thereof.

A list of stockholders entitled to vote at the Annual Meeting will be available at the Company’s Main Office, 95 Elm Street, West Springfield, Massachusetts, for the 20 days immediately prior to the Annual Meeting. It also will be available for inspection at the meeting itself.

EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER FOR YOU TO VOTE PERSONALLY AT THE ANNUAL MEETING.

By Order of the Board of Directors

Diane P. Wilson
Corporate Secretary

March 19, 2007

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

United Financial Bancorp, Inc.
95 Elm Street
West Springfield, Massachusetts 01089
(413) 787-1700

ANNUAL MEETING OF STOCKHOLDERS
April 19, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of United Financial Bancorp, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), which will be held at the Springfield Marriott, 2 Boland Way, Springfield, Massachusetts, on April 19, 2007, at 10:00 a.m. (local time), and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 19, 2007.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. Where no instructions are indicated, validly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

Proxies may be revoked by sending written notice of revocation to the Secretary of the Company at the address shown above, delivering to the Company a duly executed proxy bearing a later date, or attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting. The presence at the Annual Meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

VOTING SECURITIES AND VOTING PROCEDURES

Holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on March 5, 2007 (the “Record Date”) are entitled to one vote for each share then held, except as described below. As of the Record Date, the Company had 17,129,379 shares of common stock issued and outstanding, 9,189,722 of which were held by United Mutual Holding Company (the “MHC”) and 7,939,657 of which were held by stockholders other than the MHC (“Minority Stockholders”). The presence in person or by proxy of a majority of the issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Broker non-votes and proxies marked ABSTAIN will be counted for purposes of determining that a quorum is present. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies. However, the presence by proxy of the MHC’s shares will assure a quorum is present at the Annual Meeting.

In accordance with the provisions of the Company’s Charter, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. The Limit does not apply to shares of common stock held by the MHC.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote “FOR” the election of the three nominees proposed by the Board of Directors or to “WITHHOLD AUTHORITY” to vote for the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominees being proposed is withheld.

As to the ratification of the independent registered public accounting firm, the proxy card being provided by the Board of Directors enables a stockholder to: (i) vote “FOR” the proposal; (ii) vote “AGAINST” the proposal; or (iii) “ABSTAIN” from voting on the proposal. The ratification of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast without regard to broker non-votes or proxies marked “ABSTAIN.”

Management of the Company anticipates that the MHC, the majority stockholder of the Company, will vote all of its shares in favor of all the matters set forth above. If the MHC votes all of its shares of common stock in favor of the election of the three nominees proposed by the Board and in favor of the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm, the approval of each such proposal would be assured.

Proxies solicited hereby will be returned to the Company and will be tabulated by an Inspector of Election designated by the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission (the “SEC”) regarding such ownership. The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by each person who was the beneficial owner of more than five percent of the Company’s outstanding shares of Common Stock, including shares owned by its directors and executive officers as a group.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership(1)	Percent of Shares of Common Stock Outstanding

Principal Stockholders:

United Mutual Holding Company 95 Elm Street West Springfield, Massachusetts 01089	9,189,722	53.65%

United Mutual Holding Company(2) and all Directors and Executive Officers as a group (17 persons)	9,567,739	55.86%
_____________________________
(1)
A person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date.  As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

(2)
The Company’s executive officers and directors are also executive officers and directors of the MHC. Excluding shares held by the MHC, the Company’s executive officers and directors owned an aggregate of 378,017 shares, or 2.21% of the outstanding shares.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is currently composed of 10 members, and is divided into three classes with one class of directors elected annually. Directors of the Company are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify. The Board of Directors has nominated to serve as directors Michael F. Crowley, Carol Moore Cutting and Carol A. Leary, each of whom is currently a member of the Board of Directors and each of whom has been nominated to serve for a three-year period and until his or her successor has been elected and shall qualify. Director Robert W. Bozenhard, Jr. will be retiring from the Board of Directors in compliance with the age limitation provision of the Company’s bylaws. The Company anticipates amending its bylaws effective at the Annual Meeting to reduce the authorized number of directors from ten to nine members.

The table below sets forth certain information, as of the Record Date, regarding the composition of the Company’s Board of Directors, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Annual Meeting for the election of the nominees identified below. If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

Names and Addresses (1)	Age(2)	Positions Held	Director Since(3)	Current Term to Expire	Shares of Common Stock Beneficially Owned on Record Date (4)	Percent of Class

NOMINEES

Michael F. Crowley	49	Director	2001	2007	24,500(5)	*
Carol Moore Cutting	58	Director	2001	2007	12,150(6)	*
Carol A. Leary	59	Director	2001	2007	14,500	*

DIRECTORS CONTINUING IN OFFICE

Richard B. Collins	64	Director, President and Chief Executive Officer	2002	2008	82,390(7)	*
G. Todd Marchant	68	Director	1991	2008	11,500(8)	*
Kevin E. Ross	54	Director	1991	2009	12,000	*
Robert A. Stewart, Jr.	55	Director	1991	2009	12,000	*
Thomas H. Themistos	67	Director	2004	2009	11,900	*
Michael F. Werenski	47	Director	1991	2008	39,500(9)	*

DIRECTOR NOT CONTINUING IN OFFICE

Robert W. Bozenhard, Jr.	72	Chairman of the Board of Directors	1984	2007	19,500	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Keith E. Harvey	59	Executive Vice President, Operations and Retail Sales	N/A	N/A	36,783	*
Mark A. Roberts	43	Executive Vice President and Chief Financial Officer	N/A	N/A	20,900	*
J. Jeffrey Sullivan	43	Executive Vice President and Chief Lending Officer	N/A	N/A	31,775	*
John J. Patterson	60	Senior Vice President, Risk Management	N/A	N/A	18,514(10)	*
William Clark	42	Senior Vice President, Residential Lending	N/A	N/A	14,778	*
Laurie J. Rollins	48	Vice President, Treasurer	N/A	N/A	8,317(11)	*
Dena M. Hall	33	Vice President, Marketing and Community Relations	N/A	N/A	7,010(12)	*

All Directors and Executive Officers as a Group (17 persons)					378,017(13)	2.21

(1)	The mailing address for each person listed is 95 Elm Street, West Springfield, Massachusetts 01089.
(2)	As of March 5, 2007.
(3)	Reflects initial appointment to the Board of Directors of the mutual predecessor of United Bank.
(4)	See definition of “beneficial ownership” in the table in “Security Ownership of Certain Beneficial Owners.” Share amounts include shares allocated to executive officers in the ESOP.
(5)
Includes 5,000 shares of common stock held in Mr. Crowley’s individual retirement account, 4,000 shares of common stock held by Mr. Crowley as custodian for his son and 3,000 shares of common stock held by Mr. Crowley as custodian for his daughter.

(6)	Includes 2,500 shares of common stock held in Ms. Cutting’s individual retirement account and 50 shares of common stock held by a corporation.
(7)	Includes 15,000 shares of common stock held by Mr. Collins’ spouse.
(8)	Includes 2,000 shares of common stock held in a trust.
(9)
Includes 4,600 shares of common stock held by Mr. Werenski’s spouse’s individual retirement account, 5,600 shares of common stock held in Mr. Werenski’s individual retirement accounts and 200 shares of common stock held by Mr. Werenski’s spouse.

(10)	Includes 1,777 shares of common stock held in Mr. Patterson’s individual retirement account.
(11)	Includes shares of common stock held in a joint account with Ms. Rollins’ son.
(12)	Includes shares of common stock held in a joint account with Ms. Hall’s spouse.
(13)
Includes 4,606 shares of common stock allocated to the accounts of executive officers under the ESOP and excludes the remaining 577,171 shares of common stock (representing 3.4% of the shares of common stock outstanding as of the Record Date) owned by the ESOP for the benefit of the employees of the Company and the Bank. Under the terms of the ESOP, shares of common stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP trustee in the manner calculated to most accurately reflect the instructions it has received from the participants regarding the allocated shares, unless its fiduciary duties require otherwise.

*	Less than three-tenths of 1%.

The principal occupation during the past five years of each director and executive officer of the Company is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated.

Directors

Robert W. Bozenhard, Jr. is the Chairman of the Board of Directors of the Company and United Bank (the “Bank”). Mr. Bozenhard joined the Bank’s Board of Directors in 1984 and became Chairman in 2003. Mr. Bozenhard is a partner with the law office of Bozenhard, Socha & Ely in West Springfield, Massachusetts. Mr. Bozenhard is retiring at the annual meeting of stockholders.

Richard B. Collins is President and Chief Executive Officer of the Company and the Bank. Mr. Collins joined the Bank in 2001 as President. Mr. Collins became the Chief Executive Officer and joined the Bank’s Board of Directors in 2002. Prior to his affiliation with the Bank, Mr. Collins was President and Chief Executive Officer of First Massachusetts Bank, N.A.

Michael F. Crowley is President of Crowley Real Estate Appraisers, Inc., located in Springfield, Massachusetts.

Carol Moore Cutting is the owner, President and General Manager of Cutting Edge Broadcasting Incorporated, a radio station located in Northampton, Massachusetts.

Carol A. Leary is President of Bay Path College, located in Longmeadow, Massachusetts.

G. Todd Marchant is retired. Prior to his retirement in 2005, Mr. Marchant was a financial consultant with Grigsby and Smith, located in East Longmeadow, Massachusetts.

Kevin E. Ross is Vice President and Treasurer of Ross Insurance Agency, Inc., located in Holyoke, Massachusetts.

Robert A. Stewart, Jr . is President of Chase, Clarke, Stewart & Fontana, Inc., an insurance agency, located in Springfield, Massachusetts.

Thomas H. Themistos, CPA/PFS is a member of the firm Kostin, Ruffkess & Co., a regional public accounting firm with offices in Springfield, Massachusetts and Farmington and New London, Connecticut.

Michael F. Werenski is President and Treasurer of Marion & Werenski Insurance and Real Estate Agency, Inc., located in South Hadley, Massachusetts.

Executive Officers of the Company Who Are Not Also Directors

Mark A. Roberts is the Executive Vice President and Chief Financial Officer of the Company and the Bank. He joined the Company and the Bank on May 8, 2006. Prior to that, he served as the Vice President and Controller for The Connecticut Bank and Trust Company in Hartford, Connecticut and was the Vice President of Finance at Woronoco Savings Bank for six years.

Laurie J. Rollins is the Treasurer of the Company and the Bank. She joined the Bank in 1988.

Executive Officers of the Bank Who Are Not Also Directors

William Clark is Senior Vice President, Residential Lending. Mr. Clark joined the Bank in 1998.

Dena M. Hall is the Vice President of Marketing and Community Relations of the Bank. She joined the Bank in 2005. Previously, she was the Director of Marketing for Woronoco Savings Bank.

Keith E. Harvey is the Executive Vice President for Operations and Retail Sales of the Bank. Mr. Harvey joined the Bank in 1984.

John J. Patterson is Senior Vice President, Risk Management of the Bank. Mr. Patterson joined the Bank in 1993.

J. Jeffrey Sullivan joined the Bank in 2003 as Executive Vice President and Chief Lending Officer. Prior to joining the Bank, Mr. Sullivan was Senior Vice President of Business Development and Commercial Lending at the Bank of Western Massachusetts.

Board Independence

The Board of Directors has determined that, except as to Richard B. Collins, each member of the Board of Directors is an “independent director” within the meaning of the Nasdaq corporate governance listing standards. Mr. Collins is not considered independent because he is the President and Chief Executive Officer of the Company.

In determining the independence of the directors, the Board of Directors reviewed and considered the following business relationships:

•	Legal fees paid to the law firm of Bozenhard, Socha & Ely, of which Director Bozenhard is a partner, which did not exceed $36,000;

•	Sponsorships, grants and tuition given to Bay Path College, of which Director Leary is President, which did not exceed $20,000;

•	Grants given to the GoFit Foundation, of which Director Leary is a board member, which amounted to approximately $5,000;

•	Advertising on Cutting Edge Broadcasting Incorporated, a radio station of which Director Cutting is President and General Manager, which did not exceed $17,400;

•	The auto insurance discounts offered to our employees by Ross Insurance Agency, Inc., of which Director Ross is Vice President and Treasurer;

•	The residential appraisal services fees paid to Marion & Werenski Insurance and Real Estate Agency, of which Director Werenski is President and Treasurer, which did not exceed $150; and

•	The fees paid for commercial appraisal services to Crowley Real Estate Appraisers, Inc., of which Director Michael F. Crowley is President, which did not exceed $2,500.

Loans reviewed by the board of directors in the ordinary course of business to the Company’s independent directors were as follows:

Independent Director	Aggregate Amount Outstanding at December 31, 2006
Michael F. Crowley	$-
Carol Moore Cutting	60,682
Carol A. Leary	-
G. Todd Marchant	-
Kevin E. Ross	161,743
Robert A. Stewart, Jr.	296,350
Thomas H. Themistos	171,991(1)
Michael F. Werenski	38,884
Robert W. Bozenhard, Jr.	-
_______________
(1) Represents the aggregate of three loans from the Bank to Mr. Themistos’ brother.

Section 16(a) Beneficial Ownership Reporting Compliance

The Common Stock of the Company is registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). The officers and directors of the Company and beneficial owners of greater than 10% of the Company’s Common Stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company’s Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company’s Common Stock to file a Form 3, 4 or 5 on a timely basis. Based on the Company’s review of such ownership reports, the Company believes that no officer or director of the Company failed to timely file such ownership reports during the year ended December 31, 2006. The Company is not aware of any 10% beneficial owners of its common stock, other than United Mutual Holding Company.

Meetings and Committees of the Board of Directors

The business of the Boards of Directors of the Company and the Bank is conducted through meetings and activities of the Boards and their committees. The Board of the Company has the following committees: Audit Committee, Compensation Committee, Executive Committee and Governance Committee. The Board of the Bank has the following committees: Audit Committee, Compensation Committee, Executive Committee, Loan Committee and Governance Committee.

During the year ended December 31, 2006, the Board of Directors of the Company held 12 regular meetings and no special meetings; and the Board of Directors of the Bank held 12 regular meetings and no special meetings. During the year ended December 31, 2006, no director attended fewer than 75% of the total meetings of the Boards of Directors and committees on which such director served.

While the Company has no formal policy on director attendance at annual meetings of stockholders, all directors are encouraged to attend. All directors attended the annual meeting of stockholders held on July 20, 2006.

The Governance Committee

The Governance Committee of the Company consists of directors Cutting, Leary, Ross, Stewart and Themistos. Each member of the Governance Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. The Company’s Board of Directors has adopted a written charter for the Committee, which is available at the Company’s website at www.bankatunited.com. The Committee met three times during the year ended December 31, 2006.

The functions of the Governance Committee include the following:

•	to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;

•	to review and monitor compliance with Nasdaq Stock Market listing requirements for board independence;

•
to make recommendations to the Board regarding the size and composition of the Board and develop and recommend to the Board criteria for the selection of individuals to be considered for election or re-election to the Board; and

•	to review the committee structure and make recommendations to the Board regarding committee membership.

The Governance Committee identifies nominees for the Board of Directors by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees. The Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with the Company’s;

•	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards and, if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

Procedures for the Recommendation of Director Nominees by Stockholders

The Governance Committee has adopted procedures for the submission of director nominees by stockholders. There have been no material changes to these procedures since they were previously disclosed in the proxy statement for the Company’s 2006 annual meeting of stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Governance Committee will consider candidates submitted by the Company’s stockholders. Stockholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary, at 95 Elm Street, West Springfield, Massachusetts 01089. The Corporate Secretary must receive a submission not less than ninety (90) days prior to the anniversary date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Governance Committee;

•
the name and address of the stockholder as he or she appears on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•
the name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Other Matters and Advance Notice Procedures.” No submission for Board nominees was received by the Company for the Annual Meeting.

Stockholder Communications with the Board

A stockholder of the Company who wishes to communicate with the Board of Directors or with any individual Director can write to the Corporate Secretary of the Company, at 95 Elm Street, West Springfield, Massachusetts 01089, Attention: Board Administration. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:

•	forward the communication to the Director or Directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the Directors on request.

Code of Ethics

The Company has adopted a Code of Ethics that is applicable to the officers, directors and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on the Company’s website at www.bankatunited.com. Amendments to and waivers from the Code of Ethics will also be disclosed on the Company’s website. There were no such amendments or waivers in 2006.

The Audit Committee

The Audit Committee of the Company consists of directors Cutting, Leary, Ross (Chair), Stewart and Themistos. Each member of the Audit Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards and under SEC Rule 10A-3. The Board of Directors has determined that Mr. Themistos qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC. The duties and responsibilities of the Audit Committee include, among other things:

•	retaining, overseeing and evaluating an independent registered public accounting firm to audit the Company’s annual financial statements;

•	in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of the Company’s financial reporting processes, both internal and external;

•	approving the scope of the audit in advance;

•	reviewing the financial statements and the audit report with management and the independent registered public accounting firm;

•
considering whether the provision by the external auditors of services not related to the annual audit and quarterly reviews is consistent with maintaining the registered public accounting firm independence;

•	reviewing earnings and financial releases and quarterly reports filed with the SEC;

•	consulting with the internal audit staff and reviewing management’s administration of the system of internal accounting controls;

•	approving all engagements for audit and non-audit services by the independent registered public accounting firm; and

•	reviewing the adequacy of the audit committee charter.

The Audit Committee of the Company met eight times during the year ended December 31, 2006. The Company’s Board of Directors has adopted a written charter for the Audit Committee of the Company. The charter is available at the Company’s website at www.bankatunited.com.

Audit Committee Report

Management has the primary responsibility for the Company’s internal controls and financial reporting processes. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In accordance with rules established by the SEC, the Audit Committee of the Company has prepared the following report for inclusion in this Proxy Statement:

As part of its ongoing activities, the Audit Committee has:

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the year ended December 31, 2006;

•
discussed with the independent registered public accounting firm of the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•
received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. In addition, the Audit Committee recommended that the Board of Directors appoint Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007, subject to the ratification of this appointment by the stockholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and this report shall not otherwise be deemed “soliciting material” or filed with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

This report has been provided by the Audit Committee:

Carol Moore Cutting
Carol A. Leary
Kevin E. Ross, Chair
Robert A. Stewart, Jr.
Thomas H. Themistos

The Compensation Committee

The Compensation Committee is appointed by the Board of Directors of the Company to assist the Board in developing compensation philosophy, criteria, goals and policies for the Company’s executive officers that reflect the values and strategic objectives of the Company and the Bank. The Committee reviews the performance of and annually recommends to the full Board the compensation and benefits of the Company’s executive officers (including the Chief Executive Officer). The Committee administers the Company’s compensation plans, including stock option and stock award plans, the employee stock ownership plan, and cash incentive plans. The Committee establishes the terms of employment and severance agreements/arrangements for executive officers, including any change of control and indemnification agreements. The Committee recommends to the full Board the compensation to be paid to directors of the Company and of affiliates of the Company for their service on the Board. Finally, the Committee establishes annual compensation percentage increases for all Bank staff.

The Compensation Committee does not delegate to Company or Bank officers its authority in compensation matters. The role of management, including the Chief Executive Officer, is to advise the Compensation Committee, to make recommendations as to the amount and form of executive and Board compensation, and to provide data, analysis and support for input into Committee decision-making. The Committee also may request others, including compensation and benefits consultants and legal counsel, to attend meetings or to provide relevant information to assist the Committee in its work. In this connection, the Committee has the authority to retain compensation and benefit consultants and legal counsel used to assist the Committee in fulfilling its responsibilities.

The Compensation Committee directly retained the services of an outside compensation consultant, Pearl Meyer, a Clark Consulting Practice, to assist the Company in evaluating its compensation practices and in developing and implementing its executive compensation program for 2006. While Pearl Meyer did not establish or recommend the specific amount or form of executive compensation, it did assist the Compensation Committee in assessing total compensation and in establishing performance benchmarks for executive officers using data from a group of institutions similar in asset size, geography and function to the Bank. A representative from Pearl Meyer attended two meetings of the Compensation Committee in 2006. Pearl Meyer did not perform any services for the Company’s management in 2006.

The Committee consists of directors Leary (Chair), Cutting, Ross, Stewart and Themistos. The Committee met four times during the year ended December 31, 2006. The Compensation Committee of the Bank, which is composed of the same directors as serve on the Compensation Committee of the Company, met seven times during the year ended December 31, 2006. Each member of the Compensation Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. The Board of Directors has adopted a written charter for the Committee, which is available at www.bankatunited.com. The report of the Compensation Committee is included elsewhere in this proxy statement.

Compensation Committee Interlocks and Insider Participation

The full Board of Directors of the Company approves the salaries to be paid each year to officers of the Bank and the Company at the level of Vice President and higher, based on the recommendations of the Compensation Committee. None of the members of the Compensation Committee was an officer or employee, or former officer or employee of the Company or the Bank during the year ended December 31, 2006. In addition, none of these individuals had any relationship requiring disclosure under “Transactions with Certain Related Persons.”  During the year ended December 31, 2006, (i) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; and (iii) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management of the Company. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

This report has been provided by the Compensation Committee:

Carol A. Leary, Chair
Carol Moore Cutting
Kevin E. Ross
Robert A. Stewart, Jr.
Thomas H. Themistos

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors has designed the Bank’s executive compensation program with the primary purpose of attracting, motivating, and retaining talented executives that can help the Bank attain its strategic goals of building its franchise and enhancing long-term shareholder value. More specifically, the executive compensation program is designed to accomplish the following objectives:

•	Reward executives for enhancing long-term shareholder value
•	Balance rewards for the achievement of both short-term and long-term Bank and individual objectives
•	Encourage ownership of Company common stock
•	Tie annual and long-term cash and stock incentives to the achievement of measurable corporate and individual performance
•	Align the interests of executives with the interests of stockholders in the creation of long-term shareholder value

Management and the Compensation Committee of the Board of Directors work together to ensure that executives are held accountable and rewarded for delivering superior performance and enhanced shareholder returns. The Compensation Committee believes that the compensation package offered to executives should be comparable to that offered by our peer banks and should have a significant component tied to measurable Bank performance. To achieve this, the Bank’s compensation program includes a short-term cash-based annual incentive plan as well as a long-term stock-based incentive plan.

The Compensation Committee retained the services of an outside compensation consultant, Pearl Meyer, a Clark Consulting Practice, to evaluate our compensation practices and to assist in developing and implementing the executive compensation program in 2006. To assist us in setting individual officer cash compensation levels, Pearl Meyer used data from the public filings of the following group of peer institutions similar in asset size, geography and function to the Bank.

Bank	Asset Size (in millions) As of 12/31/05
Financial Institutions Inc.	$2,022
Camden National Corp.	$1,653
Arrow Financial Corp.	$1,520
Bancorp Rhode Island Inc.	$1,442
Merchants Bancshares Inc.	$1,075
Canandaigua National Corp.	$1,072
Rockville Financial, Inc. (MHC)	$1,056
First National Lincoln Corp.	$1,042
Alliance Financial Corp.	$980
Enterprise Bancorp, Inc.	$918
MASSBANK Corp.	$899
NewMil Bancorp Inc.	$873
Benjamin Franklin Bancorp Inc.	$867
Westbank Corp. (now NewAlliance Bancshares, Inc.)	$809
Westfield Financial Inc. (MHC)	$805
Legacy Bancorp	$778
Wilber Corporation	$753
Bar Harbor Bankshares	$748
Chemung Financial Corp.	$718
SI Financial Group Inc. (MHC)	$692

In addition to reviewing the compensation data of these peer institutions; Pearl Meyer also reviewed market data from supplemental salary survey sources and met with members of the Compensation Committee to review the Bank’s compensation philosophy and goals.

All elements of executive compensation are reviewed annually by the Compensation Committee. These different elements of the Bank’s total compensation mix are described below.

Base Salary

Base salaries are established using the median base salaries of the Bank’s peer institutions as a target. Individual executive base salaries are then determined based on that market data and other factors such as the executive’s qualifications, experience, position responsibilities, and performance in relation to established goals.

Base salaries are adjusted annually based on performance. Increases are determined by the Compensation Committee based on an executive’s individual performance and his or her salary level within the established salary range. An individual executive’s performance rating depends on the level of attainment of individual goals as previously determined by the Compensation Committee. The Compensation Committee directly reviews the performance of the Chief Executive Officer. The Chief Executive Officer evaluates the performance and makes recommendations to the Compensation Committee for the other executive officers. However, the Compensation Committee has the sole authority to recommend changes to the base salaries of all executive officers to the full Board of Directors.

In 2006, executive officers received base salary increases ranging from 3% to 4%, which were compatible with the Bank’s overall merit increase budget of 3.5%. Factors considered by the Committee included each executive officer’s performance in furthering the strategic goals of the Company, general managerial oversight of the Company, the quality of communications with the Board of Directors, the Company’s record of compliance with regulatory requirements, and the officer’s self-assessment of his or her achievement of performance goals.

Annual Incentive Plan

Each year the Board of Directors approves a short-term Annual Incentive Plan to provide executives an opportunity to earn additional cash compensation based on the attainment of pre-defined individual and Bank-wide performance goals. The Annual Incentive Plan establishes target payouts, to be competitive with market median incentive payments, for each executive-grade level as a percentage of base salary, which will be paid if the defined objectives are attained. The Annual Incentive Plan allows for payments in excess of the target payouts if justified by performance results. However, the Compensation Committee’s practice in recent years has been to set aggressive targets, which has resulted in payouts in recent years that have been somewhat under target.

For purposes of determining awards under the Annual Incentive Plan in 2006, performance levels were weighted 60% for level of net income, 20% for growth in total deposits, and 20% for growth in total loans. Potential payouts were designed to range above and below the target based on actual performance as illustrated below:

Executive	Threshold	Target	Maximum

Richard B. Collins	15.0%	30.0%	40.5%
Mark A. Roberts	12.5	25.0	33.75
Keith E. Harvey	12.5	25.0	33.75
J. Jeffrey Sullivan	12.5	25.0	33.75
John J. Patterson	10.0	20.0	27.0

The Annual Incentive Plan is an important part of the compensation mix for executives and directly ties a meaningful part of their total compensation to their individual performance and the performance of the Bank, as a whole. A new element of the Annual Incentive Plan in 2006 allowed for a payout modification of +/- 25% recognizing individual employee performance based on the attainment of specific goals defined at the beginning of the plan year.

Stock-Based Incentive Plan

As a newly public company, the Company granted restricted shares and stock options to key executives for the first time in 2006. The Stock-Based Incentive Plan is one of the most important elements of the total compensation package in that it directly ties the interests of executive officers to the interests of the Company’s shareholders.

In making award decisions, the Compensation Committee reviewed regulatory guidelines, market data, and input provided by our consultants and attorneys. The Committee also considered recommendations from the Chief Executive Officer for grants to other executive officers. In allocating available awards under the plan, the Compensation Committee allocated the awards among 21 officers, a considerably larger number of participants than typical within our peer group. This approach, which resulted in a smaller allocation of awards to the Company’s most senior officers, is consistent with the Bank’s recognition that it will succeed only through the team efforts of a larger group of its key people.

In determining the mix of restricted shares and stock options for award to each participant, the Compensation Committee reviewed allocation data from other recently converted financial institutions. For 2006, approximately 70% of the grant under the plan was in options and 30% of the grant was in restricted stock. By including a mix of options in the overall grant, the Company intends to compensate its employees for sustained increases in the Company’s stock price, since options deliver value only when the value of the Company’s stock increases. All awards of options are made at the market price of the stock at the time of the award.

All awards of common stock and options included a five-year vesting schedule. The vesting schedule is intended to promote the retention of executive officers, since unvested awards are forfeited if the executive officer leaves the employ of the Bank for reasons other than death, disability, change in control or retirement, as defined in the plan. Certain employees and directors are eligible for accelerated vesting based upon early retirement provisions in the plan.

Retirement Benefits

Executives are eligible to participate in the Bank’s qualified retirement plans available to all employees. This includes the Bank’s Employee Stock Ownership Plan (ESOP), the Defined Benefit Plan and the Defined Contribution Retirement Plan (401k).

In addition to the qualified plans, the Bank offers Supplemental Executive Retirement Plans (SERPs) to select executives. The purpose of the SERPs is to make up for the shortfall in retirement benefits that occurs as a result of tax code limitations that reduce benefits for highly compensated executives under qualified plans. The SERPs also serve to help the Bank attract and retain executive talent. The Compensation Committee determines eligibility based on an executive’s position and an assessment of total benefits received under other retirement plan components. The Committee reviews SERP plan design with due consideration of prevailing market practice, overall executive compensation philosophy, and cost to the Bank. Current holders of SERP contracts, otherwise known as Executive Supplemental Compensation Agreements, are Richard Collins, Keith Harvey and John Patterson. Plan design details are provided in the Pension Table presented elsewhere in this proxy statement.

Executive Perquisites

Other types of traditional executive perquisites are used sparingly. Currently, only the Chief Executive Officer is offered the use of a Bank-supplied automobile. Only six executive officers have bank paid membership in a “country” or other type of social club and it is expected that these memberships will be used in part for business development purposes. Personal use of these benefits is subject to income taxation and the taxable amount of such benefit is recorded and reviewed annually by the Compensation Committee.

Tax and Accounting Considerations

The Compensation Committee considered the impact of the Statement of Financial Accounting Standard (SFAS) No. 123R, as issued by the FASB in 2004, on the Company’s use and allocation of equity incentives. The Company also considered the tax consequences of the compensation plans (to the individual and to the Company) in making compensation decisions. Specifically, the Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1.0 million if paid to certain individuals unless such compensation is “performance-based.” The Company does not consider base salary and the grant of options and stock under the Stock-Based Incentive Plan to be performance-based compensation and, therefore, such compensation would not be deductible to the Company to the extent it exceeds $1.0 million. However, in 2006, no such compensation exceeded $1.0 million for any executive officer.

Executive Compensation

The following table sets forth for the year ended December 31, 2006 certain information as to the total remuneration paid by the Company to Mr. Richard B. Collins, who serves as President and Chief Executive Officer, Mr. Mark A. Roberts, who serves as Chief Financial Officer, and the three most highly compensated executive officers of the Company or the Bank other than Messrs. Collins and Roberts (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards[1] ($)	Option awards ($)[2]	Non-equity incentive plan compensation ($)[3]	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
Richard B. Collins President, Chief Executive Officer and Director	2006	$348,551	$—	$83,433	$54,921	$52,530	$209,536	$36,384	[4]	$785,355
Donald F. X. Lynch	2006	51,271	—	—	—	—	54,606	181,097	[5]	286,974
Mark A. Roberts Executive Vice President and Chief Financial Officer[6]	2006	81,730	—	15,902	16,019	10,216	N/A	995		124,862
Keith E. Harvey, Executive Vice President for Operations and Retail Sales	2006	169,660	—	24,094	16,019	21,325	87,743	19,694		338,535
J. Jeffrey Sullivan, Executive Vice President and Chief Lending Officer	2006	169,533	—	24,094	16,019	21,325	11,633	19,575		262,179
John J. Patterson, Senior Vice President, Risk Management	2006	139,031	—	41,086	28,722	13,980	55,674	16,594		295,087

1 All stock awards to the Named Executive Officers were made on August 17, 2006 and were valued under SFAS 123R at the grant date market value of $12.85 per share. The stock awards vest over five years commencing one year from the grant date. For purposes of SFAS 123R, the awards to Messrs. Collins and Patterson were expensed over 35 months and 19 months, respectively, reflecting the date the executives become eligible for full vesting at retirement.
2 All option awards to the Named Executive Officers were made on August 17, 2006 and are valued at $3.62 per option, based upon the Black Scholes valuation model using the following assumptions: (1) expected term of option, 6.5 years; (2) annual volatility of common stock, 25%; (3) expected dividend yield of common stock, 2%; and (4) risk-free interest rate, 4.82% per annum. The options vest over five years commencing one year from the grant date. For purposes of SFAS 123R, the options granted to Messrs. Collins and Patterson are expensed over 35 months and 19 months, respectively, reflecting the dates the executives become eligible for full vesting at retirement.
3 Represents earnings by the Named Executive Officer pursuant to the Bank’s Incentive Plan, described below. Awards earned during 2006 will be paid in March 2007. For 2006, awards under the Incentive Plan were weighted 60% to the level of net income, 20% to growth in total deposits and 20% to growth in total loans. As authorized by the terms of the Incentive Plan, the Board of Directors exercised its discretion and approved a payout of 50% of the target payout, after considering the Bank’s performance during 2006 as well as other factors.
4 Includes 401(k) plan matching contributions of $11,000, an ESOP contribution of $9,130 (based on 913 shares allocated to Mr. Collins multiplied by the ESOP cost basis of $10 per share) and perquisites of $13,218, comprised of $6,803 for personal use of an automobile and $6,415 for a club membership (these amounts were calculated in accordance with IRS guidelines and included as compensation on the officer’s W-2).
5 Includes a severance payment of $168,900 in connection with Mr. Lynch’s departure from the Bank on May 5, 2006. Mr. Lynch had formerly served as Executive Vice President and Chief Financial Officer of the Company and the Bank.
6Mr. Roberts joined the Company and the Bank on May 8, 2006.

With the exception of Mr. Lynch, a former executive officer of the Company and the Bank, salary and bonus comprised the largest component of compensation for each of the Named Executive Officers. Specifically, salary comprised 44.3% of Mr. Collins’ total compensation, 65.4% of Mr. Roberts’ total compensation, 50.1% of Mr. Harvey’s total compensation, 66.9% of Mr. Sullivan’s total compensation and 47.1% of Mr. Patterson’s total compensation.

Annual Incentive Plan. In 2006, the Bank established an incentive plan that provides cash awards to employees based on the attainment of certain pre-established Bank-wide and individual performance targets, as well as the overall discretion of the Compensation Committee. In 2006, the Bank-wide performance measures were (A) net income, ranging from $5.6 million at threshold, $7.0 million at target and $8.4 million at maximum (resulting in a potential award percentage ranging from 30% to 81%); (B) total deposit growth, ranging from 6.16% at threshold, 8.80% at target and 11.44% at maximum (resulting in a potential award percentage ranging from 10% to 27%); and (C) total loan growth, ranging from 7.0% at threshold, 10.0% at target and 13.0% at maximum (resulting in a potential award percentage ranging from 10% to 27%). Bank performance on any goal below the threshold would result in a 0% award percentage for that goal. Once the Bank’s performance on each goal is determined, the award percentages are added together. Based on the Bank’s performance in 2006, the aggregate award percentage, as so calculated, was 27%.

Under the plan, the aggregate award percentage is then multiplied by each individual employee’s cash payout target to establish the “Bank performance multiplier.” The Bank performance multiplier is then increased or decreased by up to 25% based on the employee’s attainment of individual performance goals. Individual performance is based on two to four performance goals that are defined for each employee at the beginning of the year and can be based on financial, operational or project-based performance measures.

As noted above, in 2006, the Bank performance multiplier (before adjustment for individual performance) was 27%. However, the Compensation Committee exercised its discretion as permitted by the plan and approved a Bank performance multiplier of 50%, which was then used for all employees to calculate payouts. This discretionary adjustment by the Committee was based on its determination that interest rate conditions (i.e., the inverted yield curve) outside the control of Bank employees adversely affected the achievement of many of the Bank’s performance benchmarks, as well as the fact that the Bank’s performance on such benchmarks placed the Bank within the top three out of seven peer institutions in 2006. The Committee also noted that the resulting aggregate cash payout to employees as a percentage of net income was comparable to the percentage cash payout in recent years. Finally, the Committee noted that as a result of this adjustment, the total incentive payout for 2006 was $518,206 compared to $779,385 for 2005, a 34% reduction.

Plan-Based Awards. The following table sets forth for the year ended December 31, 2006 certain information as to grants of plan-based awards for the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS FOR THE YEAR ENDED DECEMBER 31, 2006
									All other		Grant
		Estimated possible payouts			Estimated possible			All other	option	Exercise	Date
		under non-equity			payouts under equity			stock	awards:	or base	Fair
		incentive plan awards [1]			incentive plan awards			awards:	number of	price	Value of
								number of	securities	of option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	shares or	underlying	awards	Option
Name	date	($)	($)	($)	(#)	(#)	(#)	units (#)[2]	options (#)[2]	($/Sh)	Awards[3]
Richard B.	8/17/06				N/A	N/A	N/A	50,500	118,000	$12.85	1,076,085
Collins	1/19/06	52,530	105,060	141,831

Mark A.	8/17/06				N/A	N/A	N/A	16,500	59,000	12.85	425,605
Roberts	1/19/06	15,625	31,250	42,187

Keith E.	8/17/06				N/A	N/A	N/A	25,000	59,000	12.85	534,830
Harvey	1/19/06	21,325	42,650	57,777

J. Jeffrey	8/17/06				N/A	N/A	N/A	25,000	59,000	12.85	534,830
Sullivan	1/19/06	21,325	42,650	57,577

John J.	8/17/06				N/A	N/A	N/A	13,500	33,500	12.85	294,745
Patterson	1/19/06	13,980	27,960	37,746

[1]	All awards presented are pursuant to the Bank’s Annual Incentive Plan.
[2]	Awards presented are pursuant to the Company’s 2006 Stock-Based Incentive Plan.
[3]
All option awards were granted on August 17, 2006 and are valued at $3.62 per option, based upon the Black-Scholes valuation model using the following assumptions: (1) expected term of option, 6.5 years; (2) annual volatility of common stock, 25%; (3) expected dividend yield of common stock, 2%; and (4) risk-free interest rate, 4.82% per annum.

2006 Stock-Based Incentive Plan. In 2006, stockholders of the Company approved the 2006 United Financial Bancorp, Inc. Stock-Based Incentive Plan (the “Incentive Plan”), to provide officers, employees and directors of the Company and the Bank with additional incentives to promote the growth and performance of the Company.

Employees and outside directors of the Company or its subsidiaries are eligible to receive awards under the Incentive Plan. Awards may be granted in a combination of incentive and non-statutory stock options, stock appreciation rights or restricted stock awards. The exercise price of options granted under the plan may not be less than the fair market value on the date the stock option is granted. Stock options are subject to vesting conditions and restrictions as determined by the Committee.

The Compensation Committee of the Board of Directors approved awards under the Incentive Plan on August 17, 2006. All options awarded to the Named Executive Officers were incentive stock options, to the maximum extent permitted by law. All awards of common stock and options on common stock reflected in the Summary Compensation Table for Named Executive Officers reflect a five-year vesting schedule (20% per year). Stock appreciation rights were granted in tandem with stock options and give the recipient the right to receive a payment in Company common stock of an amount equal to the excess of the fair market value of a specified number of shares of Company common stock on the date of the exercise of the stock appreciation rights over the fair market value of the common stock on the date of grant of the stock appreciation right, as set forth in the recipient’s award agreement. The stock appreciation right may be settled solely in Company common stock. Pursuant to the awards, all awardees, including the Named Executive Officers, are entitled to cash dividends on common stock awards, whether such awards are vested or not. Currently, the cash dividend rate on common stock is $0.06 per share per quarter. Apart from the vesting schedule, there are no performance-based conditions or any other material conditions applicable to the awards made in August 2006.

Vesting of an option award or stock award will accelerate upon the occurrence of the Named Executive Officer’s death, disability, or retirement. For these purposes, retirement is defined as retirement from employment at age 65, or the attainment of age 55 and the completion of 15 years of employment, or the completion of 25 years of employment. Upon the occurrence of an event constituting a change in control of the Company as defined in the Incentive Plan, all stock options will become fully vested, and all stock awards then outstanding will vest free of restrictions.

Equity Compensation Plan Disclosure. Set forth below is information as of December 31, 2006 regarding compensation plans under which equity securities of the Company are authorized for issuance.

Plan	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price	Number of Securities Remaining Available for Issuance under Plan
Equity compensation plans approved by stockholders	756,500	$ 12.88	86,593
Equity compensation plans not approved by stockholders	—	—	—
Total	756,500	$ 12.88	86,593

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2006 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006[1]
	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised earned options (#)[3]	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)[2]	Market value of shares or units of stock that have not vested ($)[2]	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)[3]	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)[3]
Richard B. Collins	—	118,000	N/A	$12.85	8/17/16	50,500	696,900	N/A	N/A
Mark A. Roberts	—	59,000	N/A	$12.85	8/17/16	16,500	227,700	N/A	N/A
Keith E. Harvey	—	59,000	N/A	$12.85	8/17/16	25,000	345,000	N/A	N/A
J. Jeffrey Sullivan	—	59,000	N/A	$12.85	8/17/16	25,000	345,000	N/A	N/A
John J. Patterson	—	33,500	N/A	$12.85	8/17/16	13,500	186,300	N/A	N/A

[1]
All equity awards reflected in this table were granted pursuant to the Company’s 2006 Stock-Based Incentive Plan, described above in this proxy statement. The dollar values in the table reflect the closing price of $13.80 per share as of December 29, 2006.

[2]	All common stock awards granted to Named Executive Officers vest at a rate of 20% per year over five years beginning on August 17, 2007, the first anniversary of the grants.
[3]	Inapplicable, as no performance-based tests were applicable to grants of options or common stock in 2006.

Option Exercises and Stock Vested. During the year ended December 31, 2006, the Named Executive Officers did not vest in options or restricted stock or exercise options on common stock.

Pension Benefits. The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2006 for the Named Executive Officers.

PENSION BENEFITS AT AND FOR THE YEAR ENDED DECEMBER 31, 2006
Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Richard B. Collins	Defined Benefit Pension Plan	5	153,573	—
	Executive Supplemental Compensation Agreement	5	544,355	—

Donald F.X. Lynch	Defined Benefit Pension Plan	33	347,590	—
	Executive Supplemental Compensation Agreement	33	106,320	—

Mark A. Roberts	Defined Benefit Pension Plan	—	N/A	N/A

Keith E. Harvey	Defined Benefit Pension Plan	22	358,749	—
	Executive Supplemental Compensation Agreement	22	58,018	—

J. Jeffrey Sullivan	Defined Benefit Pension Plan	3	25,230	—

John J. Patterson	Defined Benefit Pension Plan	13	211,880	—
	Executive Supplemental Compensation Agreement	13	122,817	—

Defined Benefit Pension Plan. The Bank maintains a defined benefit retirement plan offered through CBERA. Employees who have attained age 21 and completed one year of employment during which they worked at least 1,000 hours must be enrolled under the plan. The Bank annually contributes an amount to the plan necessary to satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

In quantifying the present value of the current accrued benefit for each of the Named Executive Officers in the pension benefits table above, the Bank assumed a termination date of December 31, 2006 and an annual interest rate of 4.54%. In addition, the accrued benefit for each participant was calculated based on the participant’s credited service under the plan, his age, his expected mortality (using IRS mortality tables), and his final average compensation and covered compensation (equal to the average of the participant’s highest three consecutive calendar years’ compensation) at December 31, 2006.

Participants in the plan become vested in their retirement benefits at the rate of 20% per year, starting upon completion of two years of vesting service, and become fully vested after six years. They also become 100% vested upon early, normal, or deferred retirement, or death. A participant’s retirement benefit is generally based on 0.75% of the participant’s final average compensation (equal to the average of the participant’s highest three consecutive calendar years’ compensation), plus 0.5% of the final average compensation in excess of the participant’s covered compensation (equal to the average of the Social Security Wage Bases in effect during the 35 years prior to the participant’s Social Security normal retirement date), times all years of service from January 1, 1989. In the event an employee participated under a prior plan formula as of December 31, 1988, any accrued benefits under that plan will be added to his benefit under the current plan.

The plan permits early retirement at age 62, at age 55 with at least five years’ service, and at age 50 with at least 15 years’ service. Participants who retire early or after age 62 will be entitled to an unreduced accrued pension. Participants who retire early before age 62 receive a reduced accrued pension. As of December 31, 2006, Richard B. Collins, Keith E. Harvey and John J. Patterson were eligible for early retirement.

The normal form of retirement benefit for participants who are not married is a single life annuity. The normal form of retirement benefit for participants who are married is a 100% joint and survivor annuity. However, participants who are married and obtain their spouse’s consent may elect to receive a single cash payment or an annuity. In the event of a participant’s death, benefits normally will be paid to the participant’s spouse unless the spouse consents to an alternative beneficiary in writing, and the participant is at least 35 years old. In the event of death prior to the participant’s attainment of early or normal retirement age, the participant’s spouse may either defer receipt of the benefit until the participant would have reached age 70½ or elect to receive a lump-sum payment.

For the 2006 plan year, the Bank made a contribution to the plan of approximately $397,319.

In the fourth quarter of 2006, the Board of Directors voted to freeze the defined benefit pension plan, effective April 30, 2007.

At December 31, 2006, Messrs. Collins, Lynch, Harvey, Sullivan and Patterson had 5, 33, 22, 3, and 13 years of credited service, respectively, under the plan. The plan permits the Bank to grant extra years of credited service, though the Bank has not done so in past years.

Executive Supplemental Compensation Agreements. The Bank has adopted Executive Supplemental Compensation Agreements for Messrs. Collins, Harvey, Lynch and Patterson. The agreements were adopted in addition to the Bank’s defined benefit pension plan, discussed above, to provide a competitive retirement package for senior executives and in light of current IRS annual benefit limits under defined benefit plans. The agreements provide that each executive will receive benefits upon attaining normal retirement at age 65 (age 67 for Mr. Collins) or later. The normal retirement benefit is equal to 60% of the executive’s highest three years’ average base salary, reduced by the sum of the following: (i) the executive’s annual benefit on a single life income basis from the Bank’s defined benefit plan; (ii) the executive’s annual benefit on a single life income basis attributable to employer contributions and earnings thereon from the Bank’s 401(k) plan; (iii) the executive’s annual benefit on a single life income basis resulting from participation in a qualified plan with prior employers; and (iv) one half of the executive’s primary Social Security benefit. Benefits under the agreements are payable on a monthly basis over the longer of 180 months or the life of the executive. In the event the executive dies after receiving the first payment and prior to receiving all of the payments under the agreement, the remaining payments will be made to the executive’s designated beneficiary, if any, or to the executive’s estate. Reduced benefits will be paid upon early retirement at age 62 (age 65 for Mr. Collins). Mr. Lynch departed from the Bank on May 5, 2006. In connection therewith, the Bank amended Mr. Lynch's Executive Supplemental Compensation Agreement to provide for an early retirement benefit commencing at age 62.

In quantifying the present value of the current accrued benefit for each of the Named Executive Officers in the pension benefits table above, the Bank assumed an annual discount rate of 6.10% (which was based on the average corporate bond yields for Moody’s “Aa”-rated bonds). In addition, the accrued benefit for each participant was calculated based on the participant’s age and expected mortality.

In the event the executive dies while employed by the Bank, prior to attaining normal retirement age and prior to the first payment date under the agreement, the executive’s beneficiary will be entitled to a lump-sum payment. The Bank intends to fund its obligations under the agreements through insurance and has purchased split-dollar life insurance policies on the lives of the executives. In the event that the insurer cannot meet its obligations under the policies for Messrs. Collins and Harvey, the agreements provide that the corporation will pay the supplemental death benefit. The split-dollar policies will pay lump-sum death benefits of at least $1.2 million and $600,000, respectively, to each of Mr. Collins’ and Mr. Harvey’s beneficiaries. The agreement for Mr. Patterson provides for pre-retirement death benefits equal to the portion of the proceeds of a life insurance policy that exceeds the greater of (i) the cumulative premiums paid towards the policy less the economic benefits charged to the executive as compensation paid by the Bank or (ii) the policy’s cash surrender value.

In the event of disability prior to attaining normal retirement age, the executive will be entitled to supplemental compensation payable on a monthly basis over the longer of 180 months or life, beginning at age 65 (age 62 for Mr. Harvey).

An executive may elect, prior to the calendar year in which payments are to begin, any optional form of payment that is the actuarial equivalent of the benefit and the form of which is provided under the Bank’s pension plan, provided that if the executive elects a lump-sum payment, the Bank may require that such payment be made over a period of up to five years, plus interest compounded annually at 6% per annum on the unpaid balance. The foregoing provisions of the Executive Supplemental Compensation Agreements that permit the executive to elect an optional form of retirement benefit in the year prior to payment will need to be amended and updated in order to conform such provisions to changes in the tax laws under new Section 409A of the Internal Revenue Code.

No supplemental compensation will be paid to Messrs. Collins, Harvey or Patterson in the event employment is terminated for any reason other than normal or early retirement, or disability.

Nonqualified Deferred Compensation Plans. Other than the Executive Supplemental Compensation Agreements reflected in the pension benefits table, the Company and the Bank did not maintain any nonqualified deferred compensation plans at December 31, 2006 for the Named Executive Officers.

Employment Agreement. The Bank and the Company have entered into an employment agreement with Richard B. Collins, their President and Chief Executive Officer. The agreement has an initial term of three years. Prior to each anniversary date of the agreement, the Board of Directors of the Bank will evaluate Mr. Collins’ performance under the agreement, and will renew the agreement for an additional year so that the remaining term will be three years, unless the Board of Directors gives him notice of nonrenewal at least thirty days and not more than sixty days prior to the anniversary date. The base salary for Mr. Collins under the agreement is $350,200. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. Under the agreement, Mr. Collins’ employment may be terminated for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in Mr. Collins’ termination or resignation will entitle him to payments of severance benefits following termination of employment. Mr. Collins will be entitled to severance benefits under the employment agreement in the event (A) his employment is involuntarily terminated either prior to or following a change in control (for reasons other than cause, death, disability or retirement), (B) he resigns during the term of the agreement (whether before or after a change in control) following (i) the failure to elect or reelect or to appoint or reappoint him to his executive position, (ii) a significant change in his functions, duties or responsibilities, or change in the nature or scope of his authority, (iii) the liquidation or dissolution of the Bank or the Company that would affect his status, (iv) a reduction in his annual compensation or benefits or relocation of his principal place of employment by more than 25 miles from its location as of the date of the agreement or (v) a material breach of the agreement by the Bank, or (C) he resigns employment at any time during the term of the agreement following a change in control as a result of a failure to renew or extend the agreement, then he would be entitled to a severance payment equal to three times the sum of his base salary and the highest rate of bonus awarded to him during the prior three years, payable in a lump sum. In addition, he would be entitled, at no expense to him, to the continuation of substantially comparable life, medical, dental and disability coverage for 36 months following the date of termination (or if sooner, the date he becomes eligible for Medicare coverage). Mr. Collins will also receive a lump sum cash payment equal to the present value (discounted at 6%) of contributions that would have been made on his behalf by the Bank under its 401(k) plan and employee stock ownership plan and any other defined contribution plans as if he had continued working for the 36-month period following his termination of employment. Mr. Collins would also receive a pro rata distribution under any incentive compensation or bonus plan maintained by the Company or the Bank as to any year in which the termination of his employment occurs. In the event that his employment has terminated for a reason entitling him to severance payments, Mr. Collins would receive an aggregate severance payment of approximately $1,431,883 based upon his level of compensation as of December 31, 2006. Notwithstanding any provision to the contrary in the agreement, payments under the agreement following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Under the agreement, if Mr. Collins becomes disabled or incapacitated to the extent he is unable to perform his duties for six consecutive months, the Bank will continue to pay his salary for the longer of one year, or the remaining term of the agreement, reduced by payments to him under any applicable disability program. In the event of his death, his estate or beneficiaries will be paid his base salary for one year from his death, and will receive continued medical, dental, family and other benefits for one year. Upon retirement at age 65 or such later date determined by the Board of Directors, Mr. Collins will receive only those benefits to which he is entitled under any retirement plan of the Bank to which he is a party.

As a condition to the payments to Mr. Collins described above, upon termination of Mr. Collins’ employment other than in connection with a change in control, he agrees not to compete with the Bank for a period of one year following termination of his employment within 25 miles of any existing branch of the Bank or any subsidiary of the Company, or within 25 miles of any office for which the Bank, or a subsidiary has filed an application for regulatory approval to establish an office. Mr. Collins also agrees for one year following termination of employment to furnish information and assistance to the Bank in connection with any litigation to which the Bank becomes a party.

The source of all payments due Mr. Collins upon termination of his employment is the general funds of the Bank. In the agreement, the Company guarantees these payments by the Bank.

Change in Control Agreements. The Bank has entered into change in control agreements with three of its executive officers, Keith E. Harvey, J. Jeffrey Sullivan and Mark A. Roberts. The agreements provide certain benefits to these individuals in the event of a change in control of the Bank or the Company. Each of the agreements provides for a term of 36 months. Commencing on each anniversary date, the Board of Directors may extend the agreements for an additional year. The agreements provide certain protections against termination without cause in the event of a change in control (as defined in the agreements). These protections are frequently offered by financial institutions, and the Board of Directors has determined that the Bank would be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections.

Under each of the agreements, following a change in control of the Company or the Bank, an officer is entitled to a payment if the officer’s employment is involuntarily terminated during the term of the agreement, other than for cause, as defined, death or disability. Involuntary termination includes the officer’s termination of employment during the term of the agreement and following a change in control as the result of a demotion, loss of title, office or significant authority, reduction in the officer’s annual compensation or benefits, or relocation of the officer’s principal place of employment by more than 25 miles from its location immediately prior to the change in control. In addition, for the first 12 months following a change in control, if the Bank (or its successor) fails to renew the agreement, the officer can voluntarily resign and receive the severance payment. In the event that an officer is entitled to receive payments pursuant to the agreement, the officer will receive a cash payment of up to a maximum of two times the sum of his base salary and highest rate of bonuses awarded to him over the prior three years, subject to applicable withholding taxes. Under the agreements, Messrs. Harvey, Sullivan and Roberts would receive an aggregate of $479,111, $477,994, and $306,629, respectively, in a lump sum upon a change in control, based upon their respective levels of compensation as of December 31, 2006. In addition to the severance payment, each officer is entitled to receive life, medical and dental coverage for a period of up to 24 months from the date of termination (or if sooner, the date on which the officer becomes eligible for Medicare coverage), as well as a lump sum cash payment equal to the present value (discounted at 6%) of contributions that would have been made on his behalf by the Bank under its 401(k) plan and employee stock ownership plan and any other defined contribution plans as if the executive had continued working for the 24-month period following his termination of employment. Notwithstanding any provision to the contrary in the agreements, payments under the agreements are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

The following table shows as of December 31, 2006, in all cases, potential payments following a termination of employment or a change in control of the Company.

	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Termination			Involuntary Termination for cause		Involuntary Termination after change in control			Disability			Death
Richard B. Collins
SERP[1]	$	―	$	―	$	―	$	―		$	―	$	―			$544,355	[2]		$1,200,000	[3]
2006 Stock Based Incentive Plan[4]	$	―	$	―	$	―	$	―		$	―		$809,000			$809,000			$809,000
Employment Agreement	$	―	$	―	$	―		$1,431,883	[5]	$	―		$1,431,883	[6]		$555,100	[7]		$362,455	[8]

Mark A. Roberts
2006 Stock Based Incentive Plan[9]	$	―	$	―	$	―	$	―		$	―		$283,750			$283,750			$283,750
Change in Control Agreement	$	―	$	―	$	―	$	―		$	―		$306,629	[10]	$	―		$	―

Keith E. Harvey
SERP	$	―	$	―	$	―	$	―		$	―	$	―			$58,018			$603,477	[11]
2006 Stock Based Incentive Plan[12]	$	―	$	―	$	―	$	―		$	―		$401,050			$401,050			$401,050
Change in Control Agreement	$	―	$	―	$	―	$	―		$	―		$479,111	[13]	$	―		$	―

J. Jeffrey Sullivan
2006 Stock Based Incentive Plan[14]	$	―	$	―	$	―	$	―		$	―		$401,050			$401,050			$401,050
Change in Control Agreement	$	―	$	―	$	―	$	―		$	―		$477,994	[15]	$	―		$	―

John J. Patterson
SERP	$	―	$	―	$	―	$	―		$	―	$	―			$122,817	[16]		$247,167	[17]
2006 Stock Based Incentive Plan[18]	$	―	$	―	$	―	$	―		$	―		$218,125			$218,125			$218,125

1 The SERP will pay a full benefit at age 67 with an early reduced benefit available beginning at age 65.
2 Amount represents the present value of the payments Mr. Collins is entitled to receive under the SERP as of December 31, 2006, in the event he is terminated due to disability prior to retirement. Disability benefits to Mr. Collins under the SERP will commence no sooner than his attainment of age 65, and will be payable to him for the longer of 180 months, or his lifetime.
3 In the event of Mr. Collins’ death prior to attaining age 67, his beneficiary will be entitled to receive a lump sum payment equal to the portion of the proceeds of a life insurance policy under the SERP that exceeds the amount payable to the corporation. As of December 31, 2006, the total value of the benefits that would be payable to Mr. Collins’ beneficiary under the life insurance policy was approximately $1,200,000.

4 As of December 31, 2006, no stock awards have vested. The restricted shares of common stock granted under the plan were valued at $13.80 per share and the “in-the-money” value of the stock options was $0.95 per share, based on an exercise price of $12.85 per option and share value of $13.80 on December 31, 2006. 50,500 unvested shares of restricted stock and 118,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.
5 Amount represents the aggregate value of the payments and benefits Mr. Collins would be entitled to receive under his employment agreement in the event of his involuntary termination of employment (other than an involuntary termination of employment following a change in control) during the term of his employment agreement.
6 Amount represents the maximum value of the payments and benefits Mr. Collins would be entitled to receive under his employment agreement in the event of his involuntary termination of employment following a change in control of the corporation. Such amount is subject to reduction in order to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code. In the event Mr. Collins received an excess parachute payment upon a change in control of the corporation, he would be permitted to elect which benefits to reduce in order to avoid the excess parachute payment under Code Section 280G.
7 In the event of his disability prior to retirement, the Bank will continue to pay Mr. Collins’ salary for the greater of one year, or the remaining term of his employment agreement reduced by payments to Mr. Collins under any bank sponsored disability program. Amount represents the gross benefit payable to the employee upon termination due to disability, reduced by payments under the bank sponsored short term and long term disability programs.
8 In the event of Mr. Collins’ death during the term of the employment agreement, Mr. Collins’ beneficiary will receive Mr. Collins’ base salary and continued medical, dental, family and other benefits under Mr. Collins’ employment agreement for a period of one year.
9 As of December 31, 2006, no stock awards have vested. The restricted shares of common stock granted under the plan were valued at $13.80 per share and the “in-the-money” value of the stock options was $0.95 per share, based on an exercise price of $12.85 per option and share value of $13.80 on December 31, 2006. 16,500 unvested shares of restricted stock and 59,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.
10 Under his change in control agreement, in the event of his involuntary termination following a change in control, Mr. Roberts will be entitled to receive two times the sum of his high salary plus high bonus paid during the prior three years, plus continued life, medical, and dental coverage for the shorter of a period of 24 months, or until Mr. Roberts is eligible for Medicare coverage.
11 In the event of Mr. Harvey’s death prior to attaining age 65, his beneficiary will be entitled to receive a lump sum payment equal to the portion of the proceeds of a life insurance policy under the SERP that exceeds the amount payable to the corporation. As of December 31, 2006, the total value of the benefits that would be payable to Mr. Harvey’s beneficiary under the life insurance policy was approximately $603,477.
12 As of December 31, 2006, no stock awards have vested. The restricted shares of common stock granted under the plan were valued at $13.80 per share and the “in-the-money” value of the stock options was $0.95 per share, based on an exercise price of $12.85 per option and share value of $13.80 on December 31, 2006. 25,000 unvested shares of restricted stock and 59,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.
13 Under his change in control agreement, in the event of his involuntary termination following a change in control, Mr. Harvey will be entitled to receive two times the sum of his high salary plus high bonus paid during the prior three years, plus continued life, medical, and dental coverage for the shorter of a period of 24 months, or until Mr. Harvey is eligible for Medicare coverage.
14 As of December 31, 2006, no stock awards have vested. The restricted shares of common stock granted under the plan were valued at $13.80 per share and the “in-the-money” value of the stock options was $0.95 per share, based on an exercise price of $12.85 per option and share value of $13.80 on December 31, 2006. 25,000 unvested shares of restricted stock and 59,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.
15 Under his change in control agreement, in the event of his involuntary termination following a change in control, Mr. Sullivan will be entitled to receive (i) two times the sum of his high salary plus high bonus paid during the prior three years, (ii) continued life, medical, and dental coverage for the shorter of a period of 24 months, or until Mr. Sullivan is eligible for Medicare coverage, and (iii) a lump sum payment equal to the present value (discounted at 6%) of contributions that would have been made to the corporation’s 401(k) Plan and employee stock ownership plan on Mr. Sullivan’s behalf as if he had continued employment for an additional 24 month period.
16 Amount represents the present value of the payments Mr. Patterson is entitled to receive under the SERP as of December 31, 2006, in the event he is terminated due to disability prior to retirement. Disability benefits to Mr. Patterson under the SERP will commence no sooner than his attainment of age 65, and will be payable to him for the longer of 180 months, or his lifetime.
17 In the event of Mr. Patterson’s death while employed by the corporation, his beneficiary will receive the portion of the life insurance policy under the SERP that exceeds the greater of (i) the cumulative premiums paid toward the policy less the economic benefit charged to Mr. Patterson as compensation, or (ii) the policy’s cash surrender value. As of December 31, 2006, the total value of the benefits that would be payable to Mr. Patterson’s beneficiary under the life insurance policy was approximately $247,167.
18 As of December 31, 2006, no stock awards have vested. The restricted shares of common stock granted under the plan were valued at $13.80 per share and the “in-the-money” value of the stock options was $0.95 per share, based on an exercise price of $12.85 per option and share value of $13.80 on December 31, 2006. 13,500 unvested shares of restricted stock and 33,500 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2006 certain information as to the total remuneration we paid to our directors other than Mr. Collins. Compensation paid to Mr. Collins for his services as a director is included in “Executive Compensation—Summary Compensation Table.”

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2006
Name	Fees earned or paid in cash ($)	Stock awards ($)[1,2]		Option awards ($) [1,3]		Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)[8]		All other compensation ($)		Total ($)
Robert W. Bozenhard, Jr.	$41,250	$61,038	[9]	$37,105	[9]	N/A	10,878		475		$150,746
Michael F. Crowley	34,600	9,156		5,566		N/A	2,987		475		52,784
Carol Moore Cutting	33,600	9,156		5,566		N/A	5,711		475		54,508
Donald G. Helliwell [4]	13,750	—		—		N/A	10,509		11,725	[6]	35,984
George W. Jones [5]	12,900	—		—		N/A	—	[10]	11,725	[7]	24,625
Carol A. Leary	33,300	9,156		5,566		N/A	6,094		475		54,591
G. Todd Marchant	34,050	61,038	[9]	37,105	[9]	N/A	18,023		475		150,691
Kevin E. Ross	34,150	9,156		5,566		N/A	5,374		475		54,721
Robert A. Stewart, Jr.	30,750	9,156		5,566		N/A	9,749		475		55,696
Thomas H. Themistos	34,150	9,156		5,566		N/A	—		475		49,347
Michael F. Werenski	35,700	9,156		5,566		N/A	8,790		475		59,687

[1]
At December 31, 2006, the aggregate number of share awards and the aggregate number of option awards granted to directors under the Company’s 2006 Stock-Based Incentive Plan were 85,500 shares and 184,500 options, respectively.

[2]	The grant date fair value of each stock award was $12.85.
[3]
The grant date fair value of options awarded during 2006 was $3.62 per option, based upon the Black-Scholes valuation model using the following assumptions: (1) expected term of option, 6.5 years; (2) annual volatility of common stock, 25%; (3) expected dividend yield of common stock, 2%; and (4) risk-free interest rate, 4.82% per annum. No options were repriced during the year ended December 31, 2006.

[4]	Director Helliwell retired from the Board of Directors on April 20, 2006.
[5]	Director Jones retired from the Board of Directors on April 20, 2006.
[6]	Includes a retirement payout of $11,250 under the Directors Fee Continuation Plan, described below.
[7]	Includes a retirement payout of $11,250 under the Directors Fee Continuation Plan, described below.
[8]
Represents the difference in the present value of the accumulated benefit between December 31, 2005 and December 31, 2006 under the Directors Fee Continuation Plan, described below. In calculating present value, a 6.5% discount rate was used and the accounting methodology of APB No. 12 was used.

[9]	The dollar values for the stock and option awards to Directors Bozenhard and Marchant reflect the fact that these directors were eligible for retirement at December 31, 2006.
[10]	For the year ended December 31, 2006, the present value of the accumulated benefit under the Directors Fee Continuation Plan for Mr. Jones decreased by $4,243.

Directors’ Compensation

Director Fees. Each of the individuals who serve as a director of the Company currently serves as a director of the Bank and earns director fees in that capacity unless a Company Board or committee meeting is on a separate day from a Bank Board or committee meeting, in which circumstance the same fees as would ordinarily be paid for a Bank Board or committee meeting would be paid to the directors. Each non-employee director of the Bank is paid a fee of $950 per meeting attended, with one excused paid absence allowed (for regularly scheduled meetings only) during the course of the year. Each director serving on a Board committee is paid a fee of $550 ($650 for audit committee) per meeting attended, except for committee chairpersons who receive a fee of $600 ($700 for audit committee) per meeting attended. The Chairman of the Board is paid an annual retainer of $15,000 and all non-employee directors are paid annual retainers of $10,000. All non-employee directors also receive a fee of $550 when they attend “outside workshops.”

Each non-employee director of the Bank who also serves as a member of the Board of Directors of the United Bank Foundation is paid a fee of $250 per meeting. The Foundation board of directors met four times in 2006. Directors Cutting, Helliwell, Leary, Ross, Stewart, and Themistos each received $1,000 for attending the meetings.

Directors Fee Continuation Plan. The Bank has adopted a Directors Fee Continuation Plan that provides that upon attainment of the normal retirement date (May 1st of the calendar year following the expiration of the term during which the participant attains age 72), a participant who has served as board chair and who is no longer serving as director and has not been terminated for cause will be entitled to an annual benefit payable for ten years of $24,000, reduced by 1/15 for each year of service as a director less than 15. A participant who had attained normal retirement age, has not served as board chair, is no longer serving as a director and has not been terminated for cause will receive an annual benefit payable for ten years of $15,000, reduced by 1/15 for each year of service as a director less than 15. In the event of death of the participant prior to receipt of all benefits under the plan, any unpaid benefits will be paid to the participant’s beneficiary.

A participant who terminates service prior to attainment of his/her normal retirement date and has not been terminated for cause will receive an annual benefit determined as provided above. Such benefit will commence on May 1st following the participant’s attainment of age 72. In the event of termination of service due to disability prior to the normal retirement date, the participant will be entitled to a normal retirement benefit payment, determined as though the participant has served as a director until attaining the normal retirement date, commencing on May 1st following attainment of age 72.

In the event of the participant’s death prior to his/her normal retirement date, his/her beneficiary will receive a benefit determined as though the participant had served as director until his/her normal retirement date. In the event of termination for cause, no benefit will be paid under the plan.

Deferred Income Agreements. The Bank maintains deferred income agreements (the “Agreement(s)”) with Directors Donald G. Helliwell, Robert W. Bozenhard, Jr., and George W. Jones (the “Director(s)”). The Agreements allowed the Directors to defer their director fees during the years 1985-1990, and to have such fees, plus interest, paid to the Directors in later years pursuant to the terms of the Agreements. Under the Agreements, the Bank will pay Directors Helliwell and Jones a total sum of $75,930, and Director Bozenhard a total sum of $90,572, in 120 monthly installments of $633 and $755, respectively. Payments commenced to Director Helliwell and Director Jones upon their attainment of age 65, and to Director Bozenhard, Jr. upon his attainment of age 67. In the event a Director should die before 120 payments have been made, the Bank will make the remaining monthly payments to the Director’s designated beneficiary or, if none, to his estate.

Transactions with Certain Related Persons

The Bank makes loans to persons affiliated with the Company and the Bank in the normal course of its business. All transactions, including such loans, between the Bank and the Company’s executive officers, directors, nominees for director, holders of 10% or more of the shares of its Common Stock and affiliates thereof, and immediate family members of such persons, (A) were made in the ordinary course of business, (B) were made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loans to other persons and (C) did not involve more than the normal risk of collectability or present other unfavorable features. The balance of loans outstanding to directors, nominees for director, executive officers and their related interests amounted to $607,954 as of the record date.

The Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (i) extending or maintaining credit; (ii) arranging for the extension of credit; or (iii) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, however, one of which is applicable to the Company. Namely, this prohibition does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to the Company’s directors and officers by the Bank are made in conformity with the Federal Reserve Act and regulations promulgated thereunder.

The Bank also engages in commercial transactions in the ordinary course of business with various business organizations that have directors or executive officers of the Bank or the Company as their officers, partners, members or stockholders. Examples of such transactions are described in this Proxy Statement under the heading “Board Independence.” While the Company and the Bank do not have formal written policies and procedures for review of such transactions, all such transactions are monitored and documented by management, and reviewed and ratified by the full Board of Directors (with the affected Board member abstaining from the discussion and vote). In ratifying such transactions, the Board of Directors considers, among other things, the potential impact of the transaction on the independence of the affected Board member.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has approved the engagement of Grant Thornton LLP to be the Company’s independent registered public accounting firm for the 2007 year, subject to the ratification of the engagement by the Company’s stockholders. At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of Grant Thornton LLP for the Company’s year ending December 31, 2007. A representative of Grant Thornton LLP is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement, if deemed appropriate.

Stockholder ratification of the selection of the independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the independent registered public accounting firm selected by the Audit Committee, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Grant Thornton LLP to the Company during 2006 and 2005:

Audit Fees. During 2006, the fees for professional services rendered by Grant Thornton LLP were $389,249. Such fees included fees related to the audit of the Company’s annual financial statements, including services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act related to internal control over financial reporting, review of the interim consolidated financial statements included in the Company’s quarterly reports on Forms 10-Q, and consent in connection with the Company’s registration statement on Form S-8. During 2005, the fees for professional services rendered by Grant Thornton LLP were $474,486. Such fees included fees of $232,403 related to the Company’s filing of a registration statement on Form S-1, and $242,083 related to the audit of the Company’s annual consolidated financial statements and the review of the interim consolidated financial statements included in the Company’s quarterly reports on Forms 10-Q.

Audit-Related Fees. During 2006, audit-related fees totaled $13,033 and related to the audit by Grant Thornton LLP of the United Bank Employee Stock Ownership Plan. During 2005, there were no audit-related fees billed for professional services by Grant Thornton LLP.

Tax Fees. During the past two years the fees billed for professional services by Grant Thornton LLP for tax services such as tax advice, tax planning, tax compliance and the review of tax returns were $28,875 for 2006 and $20,907 for 2005. All tax fees billed by Grant Thornton LLP during 2006 and 2005 were pre-approved by the Audit Committee.

All Other Fees. There were no fees billed to the Company by Grant Thornton LLP during the past two fiscal years that are not described above.

The Audit Committee considered whether the provision of non-audit services was compatible with maintaining the independence of its independent registered public accounting firm. The Audit Committee concluded that performing such services in 2006 did not affect the independent registered public accounting firm’s independence in performing its function as auditors of the Company’s financial statements.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

In 2006 and 2005, there were no fees paid to Grant Thornton LLP that were not pre-approved by the Audit Committee.

In order to ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the 2007 year, the proposal must receive a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” The Board of Directors recommends a vote “FOR” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2007 year.

STOCKHOLDER PROPOSALS AND NOMINATIONS

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive office, 95 Elm Street, West Springfield, Massachusetts 01089, no later than November 19, 2007. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS AND ADVANCE NOTICE PROCEDURES

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment. The Board of Directors intends to exercise its discretionary authority to the fullest extent permitted under the Securities Exchange Act of 1934.

The Bylaws of the Company provide an advance notice procedure for certain business or nominations to the Board of Directors to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not less than five days prior to the date of the annual meeting. No other proposal shall be acted upon at the annual meeting. A stockholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the Secretary at least five days prior to the annual meeting, the proposal will be laid over for action at an adjourned, special or annual meeting taking place 30 days or more thereafter.

The date on which the next Annual Meeting of Stockholders is expected to be held is April 17, 2008. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the 2008 Annual Meeting of Stockholders must be made in writing and delivered to the Secretary of the Company no later than April 11, 2008.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the annual meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the annual meeting, as to which they shall act in accordance with their best judgment.

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. Proxies also may be solicited personally or by mail, telephone or telegraph by the Company’s directors, officers and employees, without additional compensation therefor. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees which are beneficially owned by others, to send proxy materials to and to obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO DENA M. HALL, VICE PRESIDENT, UNITED FINANCIAL BANCORP, INC., 95 ELM STREET, WEST SPRINGFIELD, MASSCHUSETTS 01089, OR CALL AT 413-787-1700.

BY ORDER OF THE BOARD OF DIRECTORS

Diane P. Wilson
Secretary
West Springfield, Massachusetts
March 19, 2007

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY UNITED FINANCIAL BANCORP, INC.
		For	With- hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS APRIL 19, 2007	1. The election as Directors of all nominees listed below, each to serve for a three-year term.	☐	☐	☐

The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of United Financial Bancorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Springfield Marriott, 2 Boland Way, Springfield, Massachusetts at 10:00 a.m. (local time) on April 19, 2007. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

Michael F. Crowley
Carol Moore Cutting
Carol A. Leary

INSTRUCTION:To withhold authority to vote for any individual - nominee, mark “For All Except”and write that nominee’s name in the space provided below.

		For	Against	Abstain
	2. The ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

	PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING. è			☐

Please be sure to sign and date this Proxy in the box below	Date
Stockholder sign above	Co-holder (if any) sign above)

Ç Detach above card, sign, date and mail in postage paid envelope provided.  Ç

UNITED FINANCIAL BANCORP, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the above signed be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of United Financial Bancorp, Inc. at the annual meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of United Financial Bancorp, Inc. at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy statement prior to a vote being taken on a particular proposal at the annual meeting.

The above signed acknowledges receipt from United Financial Bancorp, Inc. prior to the execution of this proxy of a Notice of the annual meeting, audited financial statements and a proxy statement dated March 19, 2007.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
Please complete and date this proxy and return it promptly
in the enclosed postage-prepaid envelope.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.